Exhibit 99.1

ZELTIQ ANNOUNCES FIRST QUARTER 2016 FINANCIAL RESULTS

Increases Revenue Guidance to a Range of $320 Million to $325 Million

Received FDA Clearance to Treat Fat Around Bra Straps, on the Back and Underneath the Buttocks

Launched CoolAdvantage™ Family of Applicators With 35 Minute Treatment Times

North America Account Utilization up 26% Year-over-Year

•	First quarter revenue of $64.5 million, up 25% year-over-year despite shipment of 80 systems to Ideal Image in the first quarter of 2015

•	256 systems shipped, bringing total installed base to 4,890 systems

•	307,418 revenue cycles shipped, up 48% from the first quarter of 2015

PLEASANTON, CA (May 10, 2016) – ZELTIQ®, (Nasdaq: ZLTQ) a medical technology company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform, today announced financial results for the first quarter 2016.

Mark Foley, President and Chief Executive Officer, said, “I am very pleased with our strong Q1 performance and with the considerable momentum we are experiencing in our business. Our first quarter results reflect the positive impact of our national direct to consumer (DTC) campaign and further validate our beliefs regarding the significant number of patients that are searching for a non-invasive fat reduction treatment. The combination of our DTC campaign and our existing sales and marketing initiatives drove a 26% increase in North American utilization rates, and a 48% year-over-year increase in global revenue cycles. Recent market research suggests that there are more than 29 million consumers in the U.S. who are interested in the CoolSculpting procedure, while additional survey work revealed that approximately 85% of CoolSculpting respondents were first-time visitors to the CoolSculpting provider. Despite the fact that we have performed approximately 3 million treatments to date, we believe we remain in the early phases of developing this market, and believe that we are less than 1% penetrated in the global consumer market. North America system placements increased 50%, excluding the shipment of 80 systems to Ideal Image in the first quarter of 2015, as we continue to penetrate the over 18,000 aesthetic-focused practices in the U.S. We have received very positive feedback on the CoolAdvantage family of applicators since introducing them at the American Academy of Dermatology Annual Meeting in early March. During the quarter, we deferred the recognition of $3 million in revenue for CoolAdvantage applicators, which were ordered as part of a new system but will be delivered separately once the applicators are ready for shipment later in the second and third quarters of this year. The CoolAdvantage family of applicators reduce treatment times to 35 minutes for the abdomen, flanks and inner thigh while also enabling a more uniform tissue draw with a significant reduction in suction forces. Based on the ongoing success of our CoolMini launch, introduction of our CoolAdvantage applicators, national DTC campaign and other ongoing initiatives, we have increased confidence in our business which is leading us to raise our 2016 revenue guidance to a range of $320 million to $325 million.”

Mr. Foley continued, “Based on some of the changes we are making to our international organization and efforts to optimize our long-term strategy, our international business experienced some disruption in Q1. While economic headwinds will continue to provide challenges in certain international markets, we view the disruption experienced in the first quarter as transitory in nature and we expect that our international business will be an important contributor to our success in the 2nd half of 2016. We are making strong progress in adding the necessary resources to develop the international market and continue to expect it to be a major component of our long-term growth.”

Mr. Foley concluded, “As we look into 2016 and beyond, we are extremely bullish about the future of our business. The non-invasive fat reduction market remains large and underpenetrated, our sales and marketing initiatives continue to generate momentum and build the CoolSculpting brand, our product enhancements keep us ahead of the competition, and we continue to expand the applicability of our technology, including recent FDA clearance to treat fat around bra straps, on the back, and underneath the buttocks.”

First Quarter Financial Review
Total revenue for the first quarter 2016 was $64.5 million, consisting of $24.7 million of system revenue and $39.8 million of consumable revenue. Additionally, the company booked $3 million in deferred revenue related to CoolAdvantage applicators that were ordered as part of a new CoolSculpting system but will be delivered separately once the applicators are ready for shipment in late second quarter and third quarter of 2016. This compares to total revenue of $51.6 million, consisting of $26.2 million of system revenue and $25.4 million of consumable revenue, for the first quarter 2015. Total revenue cycles shipped increased 48% to 307,418 for the first quarter 2016, compared to 207,287 for the first quarter 2015.

Gross profit was $46.2 million, or 71.7% of revenue, for the first quarter 2016, compared to gross profit of $37.2 million, or 72.1% of revenue, for the first quarter 2015. Operating expenses for the first quarter 2016 were $57.4 million, compared to $38.9 million for the first quarter 2015.

Loss from operations for the first quarter 2016 was $11.2 million, compared to loss from operations of $1.7 million for the first quarter 2015. Net loss for the first quarter 2016 was $9.9 million, or a loss of $0.25 per share, compared to a net loss of $2.1 million, or a loss of $0.06 per share for the first quarter 2015. Weighted average basic shares outstanding was 39.3 million for the first quarter 2016, compared to weighted average basic shares outstanding of 38.4 million for the first quarter 2015.

On a non-GAAP basis, the company reported adjusted EBITDA of negative $6.3 million, or (9.7)% of revenue, for the first quarter 2016, compared to positive $3.0 million, or 5.8% of revenue, for the first quarter 2015.

Cash and cash equivalents, short-term investments, and long-term investments were $39.0 million as of March 31, 2016 compared to $44.3 million as of March 31, 2015, and $52.1 million as of December 31, 2015.

Full Year 2016 Financial Guidance
ZELTIQ is providing financial guidance for the full year 2016, as follows:

•	Revenue guidance in a range of $320 million to $325 million, up from prior guidance of approximately $315 million.

•	Consumable revenue of approximately 55% of total revenue.

•	Gross profit margin in a range of 70% to 71% of total revenue, down from approximately 72% in prior guidance due to increased costs related to the CoolAdvantage launch and warranty-related expense.

•	Operating expenses in a range of 69% to 70% of total revenue, compared to prior guidance of approximately 69%.

•	Stock-based compensation, depreciation, and amortization expense in a range of 6% to 7% of total revenue, compared to prior guidance of approximately 7%.

•	Adjusted EBITDA margin in a range of 7% to 9% of total revenue, compared to prior guidance of approximately 10%.

Additional information regarding ZELTIQ’s results and guidance can be found in ZELTIQ’s Supplemental Financial and Operational Information schedule by CLICKING HERE or by visiting the Investor Relations section of ZELTIQ’s website at www.zeltiq.com.

Conference Call
ZELTIQ will hold a conference call on Tuesday, May 10, 2016 at 1:30 p.m. PT / 4:30 p.m. ET to discuss the results. The dial-in numbers are (877) 280-7291 for domestic callers and (707) 287-9361 for international callers. The conference ID number is 86859971. A live webcast of the conference call will be available online from the investor relations page of ZELTIQ’s corporate website at www.coolsculpting.com.

A replay of the webcast will remain available on ZELTIQ’s website, www.coolsculpting.com, until ZELTIQ releases its second quarter 2016 financial results. In addition, a telephonic replay of the call will be available until May 17, 2016. The replay dial-in numbers are (855) 859-2056 for domestic callers and (404) 537-3406 for international callers. Please use the replay conference ID number 86859971.

Use of Non-GAAP Financial Measures
ZELTIQ has supplemented its GAAP net income (loss) with a non-GAAP measure of Adjusted EBITDA. Management believes that this non-GAAP financial measure provides useful supplemental information to management and investors regarding the performance of ZELTIQ, facilitates a more meaningful comparison of results for current periods with previous operating results, and assists management in analyzing future trends, making strategic and business decisions and establishing internal budgets and forecasts. A reconciliation of non-GAAP Adjusted EBITDA to GAAP net income (loss) in the most directly comparable GAAP measure is provided in the schedule below.

There are limitations in using this non-GAAP financial measure because it is not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. This non-GAAP financial measure should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with the ZELTIQ’s consolidated financial statements prepared in accordance with GAAP and the reconciliations of the non-GAAP financial measure provided in the schedule below.

About ZELTIQ® Aesthetics
ZELTIQ is a medical technology company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform. ZELTIQ’s first commercial product, the CoolSculpting System, is designed to selectively reduce stubborn fat bulges. CoolSculpting is based on the scientific principle that fat cells are more sensitive to cold than the overlying skin and surrounding tissues. It utilizes patented technology of precisely controlled cooling to reduce the temperature of fat cells in the treated area, which is intended to cause fat cell elimination through a natural biological process known as apoptosis. ZELTIQ developed CoolSculpting to safely, noticeably, and measurably reduce the fat layer.

Forward-Looking Statements
The statements made in this press release regarding ZELTIQ’s belief that it remains in the early phases of developing the market and that it is less than 1% penetrated in the global consumer market, regarding the expected timing of delivery of CoolAdvantage applicators, that it is extremely bullish about the future of its business, that the international market will be a major component of its long term growth, and other statements regarding future events or results, as well as the statements regarding its expected 2016 financial results and long term revenue and EBITDA margin targets, are forward-looking statements. The words “believe,” “expect,” “will,” and “guidance” and similar words that denote future events or results identify these forward-looking statements. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond ZELTIQ’s control and that could materially affect ZELTIQ’s actual business operations and financial performance and condition. Factors that could materially affect ZELTIQ’s business operations and financial performance and condition include, but are not limited to: less than anticipated growth in the number of physicians electing to purchase CoolSculpting Systems; patient demand for CoolSculpting procedures may be lower than ZELTIQ expects; product or procedure announcements by competitors may decrease demand for CoolSculpting procedures; ZELTIQ may incorrectly estimate or control its future expenditures; ZELTIQ may incorrectly estimate the timing of new product development and new product launch; ZELTIQ’s sales and marketing plans may fail to increase sales as ZELTIQ expects; as well as those other risks and uncertainties set forth under the caption “Risk Factors” in ZELTIQ’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on March 15, 2016. These forward-looking statements speak only as of the date of this press release. ZELTIQ expressly disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events or otherwise.

CONTACTS:
Investor Relations:
Taylor C. Harris
ZELTIQ, Senior Vice President and CFO
925-474-2500
Nick Laudico
The Ruth Group
646-536-7030
nlaudico@theruthgroup.com

ZELTIQ Aesthetics, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2016	December 31, 2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$33,508	$35,710
Short-term investments	4,663	12,867
Accounts receivable, net	32,572	33,359
Inventory, net	32,562	28,095
Prepaid expenses and other current assets	13,709	11,771
Total current assets	117,014	121,802
Long-term investments	857	3,490
Restricted cash	444	452
Property and equipment, net	7,511	6,969
Intangible asset, net	4,930	5,092
Long-term deferred tax assets	41,256	40,475
Other assets	473	547
Total assets	$172,485	$178,827
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$13,554	$10,903
Accrued and other current liabilities	31,326	34,691
Deferred revenue	10,637	7,682
Current portion of capital lease obligations	125	124
Total current liabilities	55,642	53,400
Long-term deferred revenue	214	226
Long-term capital lease obligations, less current portion	106	138
Other non-current liabilities	847	761
Total liabilities	$56,809	$54,525
STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	115,676	124,302
Total liabilities and stockholders’ equity	$172,485	$178,827

ZELTIQ Aesthetics, Inc.
Condensed Consolidated Statement of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2016	2015
Revenue	$64,469	$51,558
Cost of revenue	18,229	14,378
Gross profit	$46,240	$37,180
Operating expenses:
Research and development	6,203	6,080
Sales and marketing	40,655	24,406
General and administrative	10,546	8,388
Total operating expenses	57,404	38,874
Loss from operations	(11,164)	(1,694)
Interest income, net	(36)	13
Other income (expense), net	646	(420)
Loss before income taxes	(10,554)	(2,101)
Provision for (benefit from) income taxes	(684)	28
Net loss	$(9,870)	$(2,129)
Basic and diluted net loss per share:
Net loss per share, basic and diluted	$(0.25)	$(0.06)
Weighted average shares of common stock outstanding used in computing net loss per share, basic and diluted	39,288,853	38,383,022

ZELTIQ Aesthetics, Inc.
Reconciliation of Net Loss to Adjusted Earnings Before Interest, Taxes, Depreciation,
Amortization and Stock-Based Compensation (Adjusted EBITDA)
(In thousands, except for percentages)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
Dollars	2016	2015
Net loss, as reported	$(9,870)	$(2,129)
Adjustments to net loss:
Interest income, net and other income (expense), net	(610)	407
Provision for (benefit from) income taxes	(684)	28
Depreciation and amortization	694	513
Stock-based compensation expense	4,202	4,150
Total adjustments to net loss	3,602	5,098
Adjusted EBITDA	$(6,268)	$2,969

	Three Months Ended
	March 31,	March 31,
As a Percentage of Revenue	2016	2015
Net loss, as reported	(15.3)%	(4.1)%
Adjustments to net loss:
Interest income, net and other income (expense), net	(0.9)%	0.8%
Provision for (benefit from) income taxes	(1.1)%	0.1%
Depreciation and amortization	1.1%	1.0%
Stock-based compensation expense	6.5%	8.0%
Total adjustments to net loss	5.6%	9.9%
Adjusted EBITDA Margin	(9.7)%	5.8%